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                                                                   Exhibit 10(o)

                                 July 27, 1993


Medco Containment Services, Inc.
100 Summit Avenue
Montvale, New Jersey 07645

Gentlemen:

      In connection with the transaction (the "Transaction") contemplated by the Agreement and Plan of Merger dated as of July 27, 1993 (the "Merger Agreement") among Merck & Co., Inc. ("Parent"), Acquisition Corp. and Medco Containment Services, Inc. ("Medco"), I agree that, effective and contingent upon closing of the Transaction, my current employment agreement is amended as follows:

        A. In Section 9.4, the period for which I cannot engage in competitive activities is changed from the period stated in the employment agreement to a period expiring 5 years from the termination of my employment (the "Restricted Period").

        B. In Section 9.5, the period for which I cannot solicit customers, employees, agents or consultants is changed from the period stated in the employment agreement to the Restricted Period.

        C. In Section 4.4, the additional cash compensation that will become payable to me 18 months after closing of the Transaction will be payable in cash at such 18 months. Within 60 trading days after my receipt of such additional cash compensation and within 60 trading days of my sale of shares of stock of Synetic, Inc. or Medical Marketing Group, Inc. obtained upon exercise of any options that accelerate as a result of the closing of the Transaction, I will invest an amount equal to 40% of the amount of such additional cash compensation and 40% of the proceeds from such sale, as the case may be, multiplied in each case by 34%, in shares of Parent common stock to be purchased on the open market (subject to any applicable legal restrictions under Federal securities laws on making such investment, and in the event of any such legal restrictions, I will invest as soon thereafter as possible). I agree that I will not, without Parent's consent, sell or otherwise transfer such shares for a period of three years from the closing of the Transaction or until the earlier termination of my employment without "cause" or my resignation for "cause" (in each case as defined for purposes of my employment agreement) or death or disability.
     In the event that the Internal Revenue Service proposes an adjustment in my Federal tax liability as a result of the position taken by me on my Federal tax return with respect to such additional cash compensation, Medco will, at my request, pursue the defense thereof at its sole expense and on mutually agreeable terms, provided that Medco (or Parent) is contesting a similar position taken by the Internal Revenue Service with respect to its own tax return.

        D. With respect to my existing shares of Medco common stock, I agree to elect to receive Parent common stock for all of such shares in accordance with Section 2.01 (c)(ii) of the Merger Agreement.

        E. In Section 9.4 of my employment agreement, the restrictions on competitive employment shall have no territorial restrictions.
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        F.  In Sections 9.4 and 9.5 of my employment agreement, the businesses to which the restrictions described therein apply shall be only (i) the pharmaceutical business of Parent and its Affiliates (unless such business is subsequently disposed of and I did not have material involvement in such business during the two-year period preceding the termination of my employment), (ii) the business as of either the closing of the Transaction or the termination of my employment of Medco and its subsidiaries (unless such business is subsequently disposed of and I did not have material involvement in such business during the two-year period preceding the termination of my employment) and (iii) any other then current business of Parent and its Affiliates as to which I become materially involved following the closing of the Transaction.

        G. Section 7.3 of my employment agreement (and all references thereto) are deleted.

     I further agree that the provisions of the agreements evidencing any options held by me to purchase shares of common stock of Medco which provide for an acceleration of vesting in connection with the Transaction (including, without limitation, the options granted to me as of October 14, 1992 subject to stockholder approval to be obtained at the next meeting of Medco's stockholders) will be waived so that such acceleration of vesting will not occur (in which case the otherwise applicable vesting schedule will continue to apply). In the event that I am terminated by Medco without "cause" (as defined for purposes of my employment agreement), resign for "cause" (as defined below), die or become disabled, all of such options will become immediately vested and exercisable. For purposes of this paragraph and for all other purposes of my employment agreement, resignation for "cause" will mean my resignation due to: (a) Medco's material breach of any of the material terms of my employment agreement, (b) my relocation without my consent to an office outside the greater New York City metropolitan area (it being understood that such area shall be deemed to include Whitehouse Station, New Jersey so long as I am provided with appropriate transportation to such location from my residence, if my residence is more than 60 miles away), or (c) any diminution in my title, duties or responsibilities that (i) results in my no longer having senior executive status with Medco or
(ii) requires me, without my consent, to devote more than a de minimis amount of
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my time to an area of activity that I am not engaged in on the date hereof.

     All other provisions of my employment agreement shall continue in effect without change.

                                          Very truly yours,


                                          /s/ Per G.H. Lofberg
                                          --------------------
                                          Per G.H. Lofberg

Agreed to:

MEDCO CONTAINMENT SERVICES, INC.


By:  /s/ Charles A. Mele
     -------------------
     Charles A. Mele